Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Diodes Incorporated of our report dated March 1, 2010, relating to the consolidated balance sheets of Diodes Incorporated and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2009:
•	Registration Statement on Form S-8 (No. 333-78716) pertaining to the Incentive Bonus Plan and 1993 Non-Qualified Stock Option Plan of Diodes Incorporated;

•	Registration Statements on Form S-8 (Nos. 333-106775 and 333-124809) pertaining to the 2001 Omnibus Equity Incentive Plan of Diodes Incorporated; and

•	Registration Statement on Form S-3 (No. 333-137803) pertaining to convertible senior notes and common stock issuable by Diodes Incorporated.
Our report with respect to the consolidated financial statements refers to the Company’s adoption of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (codified in FASB ASC Topic 470, Debt), effective January 1, 2009, and the Company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (codified in FASB ASC Topic 820, Fair Value Measurements and Disclosures) effective January 1, 2008, for financial assets and liabilities, and January 1, 2009, for nonfinancial assets and liabilities.

/s/ Moss Adams LLP
Los Angeles, California
March 1, 2010